Exhibit 10.10

 NEOVISC® LICENSE AGREEMENT

This Agreement made as of 24th day of March, 2004

BETWEEN

STELLAR INTERNATIONAL INC.

82 Wellington Street South, Suite 201

London, Ontario N6B 2K3

Canada

(hereinafter referred to as "Stellar")

- and -

SJ PHARMACEUTICALS, INC.

340 Edgemont Avenue, Suite 500

Bristol, TN 37620

USA

(hereinafter referred to as "SJ Pharma")

WHEREAS Stellar has developed and owns methods and technical know-how relating to the manufacture and use of their proprietary product NeoVisc®, a sterile sodium hyaluronate solution 1.0% in a disposable syringe, packaged in both five (5) syringe and three (3) syringe formats,

AND WHEREAS Stellar owns certain trade names, trademarks, logos, emblems and indicia of origin which are used in association with NeoVisc®,

AND WHEREAS SJ Pharma is desirous of obtaining from Stellar the methods and technical know-how and the right and licence to market, distribute and sell the Products (as such term is hereinafter defined) in the Territory (as such term is hereinafter defined), upon the terms and subject to the conditions hereinafter set forth;

NOW THEREFORE this Agreement witnesses that in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree with each other as follows:

§ 1

Definitions

Where used in this Agreement or in any appendixes hereto, the following terms shall have the following meanings:

"Documents" means, collectively, all books, pamphlets, bulletins, memoranda, letters, notices or other publications or documents prepared by or on behalf of Stellar setting forth information, formulae, production specifications, advice, standards, requirements, operating procedures, instructions or policies relating to the Products including, but not limited to, the "Technical Documentation” per Appendix 1;

"Effective Date" means the date on which this Licence Agreement was executed.

“Field” means the treatment of all human conditions in the Territory.

“Gross Profit” means the gross amount invoiced for the Product by SJ Pharma or its licensees to unaffiliated third parties in the Territory, less the following amounts to the extent deducted on such invoice or absorbed by SJ Pharma: i) quantity, trade, and/or cash discount, chargebacks, returns, allowances, rebates, and price adjustments or reductions allowed or given; ii)  cost of goods (excluding freight, postage and shipping insurance expenses) absorbed by SJ Pharma and not reimbursed by the invoicee; and iii) sales and other excise taxes and duties directly related to the sale to the extent absorbed by SJ Pharma.

"Improvements" means any future innovations, inventions, designs, plans, drawings, specifications, techniques, formulations, intellectual property, data and technical information relevant to the manufacture, packaging, use, indications, or sale of the Products including, but not limited to, combinations with various active ingredients, modified active compounds, modified packaging, regardless of patentability or whether or not these products will be medical devices or medical drugs;

"Interest Rate" means the commercial lending rate of interest as determined by the United States Federal Reserve (commonly known as the Current Prime Rate) plus two percent (2%) not to exceed eight percent (8%);

"Methods and Technical Know-How" means all information, knowledge and experience of a technical and/or commercial nature, including, but not limited to, trade secrets, know-how, intellectual property, the Specifications, the Documents, information and data relating to techniques for, methods of or practices in the manufacturing, use and sale of the Products;

"Products" means, collectively, NeoVisc®, a sterile sodium hyaluronate solution 1.0%,  packaged in both five (5) syringe and three (3) syringe formats, and such related products as stipulated in Improvements;

"Proprietary Marks" means the marks, trade marks, trade names and other commercial symbols and related logos relating to the Products as of the Effective Date, together with such other trade names, trademarks, symbols, logos, distinctive names, service marks, marks, logo designs, insignia or otherwise which may be designated by Stellar;

"Specifications" means all specifications, tests, methods, applications, criteria, protocols, reports, stability data, qualities, requirements and all other information in connection with the manufacture, filling, packaging, validation, qualification, testing, use, handling, distribution, marketing and/or sale of the Products in any manner whatsoever, including any manual, specification booklet, letter, notice, memorandum or other written form, from time to time;

“Supply Agreement” means that certain Supply Agreement dated of even date herewith by and between the parties in which Stellar exclusively supplies the Product to SJ Pharma in the Territory; and

"Territory" means, collectively, The United States of America, its territories and possessions.

§ 2

Methods and Technical Know-How and Grant of Licences

2.1

Subject to the provisions of this Agreement and for the Term hereinafter specified, Stellar hereby covenants and agrees to provide SJ Pharma with the Methods and Technical Know-How necessary to enable SJ Pharma to obtain regulatory approval for the Products in the Territory.  All costs related to such regulatory approval applications shall be the obligation of SJ Pharma.  Methods and Technical Know-How materials, methods and other regulatory documents per Appendix 1 will be supplied at Stellar’s cost.

2.2

License Grant: Subject to the provisions of this Agreement and for the Term hereinafter specified, Stellar hereby grants to SJ Pharma the exclusive right and license, even as to Stellar, to develop, market, promote, offer to sell, sell, have sold, distribute, import, grant sublicenses, or otherwise dispose of Products in the Field in the Territory.

SJ Pharma may only grant sublicenses to third parties in order to import, market, promote, distribute and sell the Products in the Territory, provided that the licenses granted to such sub-licensees are not inconsistent with the licenses granted to SJ Pharma.

Subject to the provisions of this Agreement and for the Term hereinafter specified, SJ Pharma, its sub-licensees, designates, importers or promoters shall not, directly or indirectly, manufacture, distribute, sell or solicit orders for the Products outside of the Territory nor shall SJ Pharma knowingly distribute or sell the Products inside the Territory to a third party whom SJ Pharma knows or has reason to believe intends to distribute or sell the Products outside the Territory.  Subject to the provisions of this Agreement and for the Term hereinafter specified, Stellar, its sub-licensees, designates, importers or promoters shall not, directly or indirectly, distribute, sell or solicit orders for the Products inside the Territory nor knowingly distribute or sell the Products outside the Territory to a third party whom Stellar knows intends to distribute the Products within the Territory.  Each party shall use commercially reasonable efforts to investigate the suspected distribution or sale of the Products in contravention of this agreement.  Each party agrees to meet with the other party at its request to discuss matters relating to the unauthorized distribution and sale in contravention of this agreement.

2.3

Licensed Technology: Subject to the provisions of this Agreement and for the Term hereinafter specified, Stellar hereby grants to SJ Pharma the exclusive right and license, even as to Stellar, to any and all Methods and Technical Know-How, trade secrets, and proprietary information related to the Product in the Field in the Territory.

SJ Pharma, its consultants, and/or the FDA shall have rights of access to any and all information, including, but not limited to, trade secrets and Methods and Technical Know-How necessary to secure regulatory approvals.

2.4

Trade Names and Trademarks:  SJ Pharma shall have the right to sell the Product in the Territory under its own trade names and trademarks.  Such trade names and trademarks, including any goodwill belonging to them, shall be the exclusive property of SJ Pharma.

SJ Pharma shall have the right to create a new trade name and/or trademark for NeoVisc® for use in the Territory.  Stellar shall retain the NeoVisc® trade name outside the Territory.  Stellar may not use the SJ Pharma tradename without SJ Pharma’s prior written consent.

2.5

Regulatory Plan:  The objective of the Regulatory Plan is the expeditious regulatory approval of the Product in the Territory.

SJ Pharma will use commercially reasonable efforts to secure and subsequently will own all necessary regulatory approvals for the Products in the Territory.  SJ Pharma will bear the cost of gaining said regulatory approvals.  Stellar will provide any and all scientific data and documentation in its possession and any and all ongoing assistance to SJ Pharma for said regulatory approvals at Stellar’s expense.

All data generated on or on behalf of SJ Pharma for the approval of the Products in the Territory shall be shared with Stellar in its entirety for Stellar’s use outside the Territory.  All data generated on or on behalf of Stellar for the approval of the Products in the Territory shall be shared with SJ Pharma in its entirety for SJ Pharma’s use inside the Territory.

Upon receipt of all necessary information, SJ Pharma shall promptly apply for and/or file and thereafter maintain all necessary and desirable marketing and sales authorizations for the Products in the Territory and/or any supplements to such marketing and sales authorizations.  If any other United States government or other regulatory submissions or agreements in the Territory are required for SJ Pharma to import the Products for sale and distribution in the Territory, SJ Pharma shall be responsible for completing such submissions. Stellar shall be responsible for the completion of all Canadian documents necessary to export the Products into the Territory.

A Regulatory Approval Team will exist until the first commercial launch of the Products in the Territory or as otherwise agreed to by the parties, the composition and responsibilities of which are more specifically defined in Appendix 2.  SJ will control the strategy and tactics to obtain regulatory approval.  Stellar will be represented on the Regulatory Approval Team.

2.6

Improvements:

2.6.1

In the event Stellar and SJ Pharma jointly develop Improvements including, but not limited to, new formulations and indications for the Products in the Territory, Stellar will be the exclusive manufacturer of these Improvements and will grant a license to any and all products resulting from such Improvements to SJ Pharma pursuant to a definitive agreement which contains the same terms and conditions as this License Agreement and the Supply Agreement as each may be amended from time to time.  Any data generated through such joint development may be used, accessed and licensed by SJ Pharma inside the Territory exclusively and may be used, accessed and licensed by Stellar outside the Territory.  The issue of cost sharing for the development of these Improvements will be mutually agreed upon as part of a definitive development agreement.

2.6.2

In the event Stellar alone develops Improvements including, but not limited to, new formulations and indications for the Products in the Territory, Stellar will be the exclusive manufacturer of these Improvements and will grant an exclusive license to any and all products resulting from such Improvements to SJ Pharma pursuant to a definitive agreement which contains the same terms and conditions as this License Agreement and the Supply Agreement as each may be amended from time to time.   Stellar hereby grants to SJ Pharma an exclusive right and license, even as to Stellar, to any and all data generated through and by such Stellar Improvement for use and access by SJ Pharma inside the Territory.

2.6.3

In the event that SJ Pharma alone develops Improvements including, but not limited to, new formulations and indications for the Products in the Territory, Stellar will be the exclusive manufacturer of these Improvements and will grant an exclusive license to any and all products resulting from such Improvements to SJ Pharma pursuant to a definitive agreement which contains the same terms and conditions as this License Agreement an the Supply Agreement as each may be amended from time to time.

§ 3

Use of Proprietary Rights

Stellar confirms that as of the Effective Date the trademark "NeoVisc®" has been registered in Canada.  SJ Pharma confirms that all right, title and interest in the Propriety Marks or related to the Propriety Marks is the sole property of Stellar and this Agreement shall not operate to convey any interest in the Propriety Marks to SJ Pharma, save and except as provided for in Section 2.4.

§ 4

Milestone Payments, Manufacturing Costs, Royalties, Expenses and Product Manager

4.1

Milestone Payments:  In consideration of the rights granted to SJ Pharma by Stellar pursuant to the provisions of §2, SJ Pharma agrees to pay Stellar (1) $100,000 USD upon the signing of this License Agreement, (2) $700,000 USD upon receipt of FDA approval to market, sell and distribute the Product NeoVisc® in the Territory in either a three or five syringe treatment regimen, and (3) $700,000 USD on evidence of the first commercial sale of the Product in the Territory by SJ Pharma in either a three or five syringe format.

In the event the three syringe treatment regimen is not approved by the FDA for use and sale in the Territory, SJ Pharma shall have the right, in its sole discretion, to attempt to obtain the necessary regulatory approvals for the five syringe treatment regimen.  If SJ Pharma exercises said right, the milestone payments referenced in milestone items 2 and 3 above shall be applicable according to their terms.  In no event shall SJ Pharma be required to pay Stellar more than $1.4 million under milestone items 2 and 3 above regardless of the treatment regimen. Nonetheless, SJ Pharma will retain the rights to both the three syringe and five syringe Product treatment regimens in the Territory for the Term of this Agreement.

4.2

Manufacturing Costs:  SJ Pharma will procure Products from Stellar at the actual manufacturing as calculated using good accounting practices as per Canadian regulations according to the Absorption Costing System plus ten percent (10%), FOB actual manufacturing site.  However, where Canadian good accounting practices materially differ from United States Generally Accepted Accounting Principles (“GAAP”), GAAP principles control.  Manufacturing terms and conditions are more specifically defined in the Supply Agreement.

The parties agree that this same manufacturing formula will be applied to any Improvements, including but not limited to, new Hyaluronate products, formulations etc. developed and sold by the Stellar/SJ collaboration.

4.3

Royalties:  SJ Pharma shall pay Stellar a royalty of ten percent (10%) of annual Gross Profit of the Products in the Territory in United States Dollars (the “Royalty”).

4.3.1

The terms of the Royalty payment under this Agreement shall be on a quarterly basis on or before the last day of the month following the end of each calendar quarter and within sixty (60) days after the termination of the Agreement;

SJ Pharma shall deliver to Stellar: (a) a written statement signed by SJ Pharma and certified by it to be true and correct and in such detail and form as Stellar reasonably determines, showing the amount of Gross Profit and the calculation of Gross Profit for such preceding quarter (and partial quarter, if any, at the beginning or end of the Term), and the amount of Gross Profit and the calculation of Gross Profit for all preceding quarters of such year, and showing quarterly payments made on account of the Product Royalties for such year; and (b) by no later than the sixtieth (60th) day following the end of each year (including the last year of the Term or any extension), a written statement signed by SJ Pharma, certified to be true and correct and in such detail and form as Stellar reasonably determines, showing the amount of Gross Profit and the calculation of Gross Profit during the preceding year, and duly audited by independent certified accountants of recognized standing in the United States and reasonably satisfactory to Stellar, whose professional opinion shall, without qualification, state specifically that they have examined the report of Gross Profit and the calculation of Gross Profit for the preceding year, and that their examination included a general review of SJ Parma’s accounting procedures and such tests of SJ Pharma’s books and records and other supporting evidence as they or Stellar considered necessary in the circumstances, and that in their opinion, such report presents fairly and accurately the Gross Profit of the preceding year in accordance with the provisions of this Agreement and generally accepted accounting principles applied on a basis consistent with that of the year immediately preceding (if any).  SJ Pharma will not change its procedure relating to its reporting of Gross Profit and the calculation of Gross Profit without the prior written consent of Stellar, which consent will not be unreasonably withheld.

SJ Pharma shall prepare and keep at its principal office for at least three (3) years following the end of each year, adequate books and records which shall show inventories and receipts of merchandise, and daily receipts from all sales, charges, and other transactions of SJ Pharma with respect to the sale of the Products, as well as sales tax returns, all pertinent original sales records, and such other sales records as Stellar reasonably determines, which would normally be examined by an independent chartered accountant pursuant to accepted auditing standards in performing a detailed audit of Gross Profit and the calculation of Gross profit.  SJ Pharma shall record at the time of sale, all receipts from sales, charges or other transactions, whether for cash or credit.

Upon thirty (30) days prior written notice to SJ Pharma, Stellar (a) may examine SJ Pharma’s books and records relating to the Gross Profit and the inventories of the Products during regular business hours at SJ Pharma’s  principal office or any other warehouse/storage facility under SJ Pharma’s control for the period covered by any statement issued by SJ Pharma, (b) may examine SJ Pharma’s records and procedures relating to Gross Profit during regular business hours, and (c) may have a independent certified accountant satisfactory to SJ Pharma, acting reasonably, check, verify and tabulate Gross Profit, or to examine accounting records and procedures including but not limited to control features affecting the determination of Gross Profit.

Stellar may, at reasonable times and upon thirty (30) days prior written notice to SJ Pharma, cause a complete audit to be made of SJ Pharma’s business and records relating to the calculation of Gross Profit using an independent certified accountant of recognized standing in the United States.  If the independent auditor reports that SJ Pharma is in default under this Section, or that SJ Pharma’s records and procedures are insufficient to permit a determination of SJ Pharma’s Gross Profit, or that Gross Profit for the period in question is understated by five percent (5%) or more, SJ Pharma shall pay to Stellar the amount of the deficiency as well as the cost of the audit.  The report of the independent auditor from time to time is final and binding on the parties hereto.

All amounts due and payable by SJ Pharma pursuant to this Agreement or as otherwise agreed shall bear interest after the due date at the Interest Rate, calculated and payable weekly, not in advance, both before and after default or expiration or termination of this Agreement for any reason whatsoever. The acceptance of any interest payment shall not be construed as a waiver by Stellar of its rights in respect of the default giving rise to such payment and shall be without prejudice to Stellar's right to terminate this License Agreement in respect of such default.

4.3.2

Expenses:  All expenses incurred by SJ Pharma in the handling, distribution, marketing and sale of the Products and in carrying out its obligations under this Agreement shall be paid by or on behalf of SJ Pharma.  All expenses incurred by Stellar in connection with the supply of ongoing Methods and Technical Know-How as referred to under paragraph (c) of § 8 and in carrying out its obligations under this Agreement shall be paid by Stellar.

4.3.3

Product Manager:  At SJ Pharma’s option and in its sole discretion, SJ Pharma may appoint an experienced sales or marketing professional within its organization to serve as Product manager for the Products and may send this individual to Stellar’s place of business for Products training.  Stellar agrees to train the SJ Pharma sales team at any national launch meeting at no cost to SJ Pharma.  The date of this meeting may be determined by SJ Pharma but Stellar will have at least 45 days prior written notice to schedule a qualified and appropriate person to conduct the initial training.  SJ Pharma further agrees to train all of its sales representatives on the Products prior to their activities on the Products in the Territory.

§ 5

Reports

Once per calendar year, no earlier than August 15th and no later than September 15th, SJ Pharma will provide Stellar with a market overview on the status of the Products in the Territory.  This report will include a unit sales forecast organized by months and by Product stock keeping units for the next year as well as a progress and sales report.

§ 6

Representations and Warrants of Stellar

Stellar hereby represents and warrants to and in favour of SJ Pharma as follows:

a)

Stellar is a corporation duly incorporated validly subsisting under the laws of the Province of Ontario, Canada and has the corporate power to enter into this Agreement and to perform its obligations hereunder;

b)

this Agreement has each been duly authorized, executed and delivered by Stellar and is a legal, valid and binding obligation of Stellar;

c)

Stellar has obtained all requisite and necessary consents to enter into this Agreement and has the right to enter into this Agreement and to grant to SJ Pharma the licensing arrangements outlined herein;

d)

as of the Effective Date (i) to the best of Stellar’s knowledge, the distribution, marketing, promotion, or sale of the Products in the Territory or the use or practice of the Methods and Technical Know-How does not infringe any intellectual property or patent right owned or licensed by any third party and (ii) Stellar is the sole record and beneficial owner of the Products and the Methods and Technical Know-How and (iii) Stellar has not granted any other licences or rights of any kind in the Products or the Methods and Technical Know-How to any third party for the Territory; and

e)

Stellar expressly warrants and represents that the Products supplied to SJ Pharma shall conform to the terms and conditions of the Supply Agreement.

§ 7

Obligations of SJ Pharma

SJ Pharma hereby represents and warrants to and in favour of Stellar as follows:

a)

SJ Pharma is a corporation duly incorporated validly subsisting under the laws of the State of Tennessee, United States of America and has the corporate power to enter into this Agreement and to perform its obligations hereunder;

b)

This Agreement has each been duly authorized, executed and delivered by SJ Pharma and is a legal, valid and binding obligation of SJ Pharm;

c)

SJ Pharma has obtained all requisite and necessary consents to enter into this Agreement and has the right to perform all its obligations under this Agreement.

§8.

Obligations of SJ Pharma

SJ Pharma shall use reasonable efforts in the marketing and selling of the Products throughout the Territory during the Term of this Agreement and any renewal thereof.  In this regard, SJ Pharma agrees to:

a)

comply with all federal, state and local laws and regulations relating to the distribution, marketing and sale of the Products within the Territory and to obtain any and all required permits, certificates and licences in connection with the foregoing;

b)

display the applicable and necessary Proprietary Marks and other identifying logos with respect to the Products pursuant to the terms of this Agreement;

c)

SJ Pharma, its sub-licensees, designates, importers or promoters shall refrain from knowingly directly or indirectly selling the Products outside the Territory during the Term of this Agreement;

d)

After the first twelve (12) months of active selling in the Territory, SJ Pharma shall submit to Stellar a sales forecast for the next twelve (12) month period.

§ 9

Obligations of Stellar

During the Term of this Agreement and any renewal thereof, Stellar agrees to:

a)

assist SJ Pharma in the handling, sales and service of the Products by transmitting to SJ Pharma such Specifications and other information reasonably required by SJ Pharma for such handling, sales and service as is available to Stellar, including copies of the Documents;

b)

manufacture, fill, package, test release and deliver Product in accordance with the Supply Agreement;

c)

upon reasonable notice from SJ Pharma and taking into account Stellar's other requirements and commitments for its key personnel, furnish to SJ Pharma such continuing technical assistance and guidance as is from time to time reasonably required by SJ Pharma; however, in no event shall Stellar's response to such request for technical assistance be later than five (5) business days after receipt of such request; and

d)

Stellar, its sub-licensees, designates, importers and promoters shall refrain from knowingly directly or indirectly selling the Products in the Territory during the Term of this Agreement; and

e)

comply with all applicable federal, state and local laws and regulations relating to the manufacture of the Products and to obtain any and all required permits, certificates and licences in connection with the foregoing.

§ 10

Confidentiality and Non-Competition

10.1

As it is used in this Agreement, in respect of one party, the term "Confidential Information", without limiting the generality of its generally accepted meaning, shall include the Methods and Technical Know-How and all other information that is non-public, confidential or proprietary in nature disclosed by a party hereto to the other party or any of its directors, officers, employees, agents, consultants or representatives (collectively, the "Representatives") relating to the Product or the business of the disclosing party or its affiliates, including information in respect of the disclosing party's or the disclosing party's affiliates' operations, customers, business and marketing strategies and all financial, production, scientific and technical data, methodology, specifications, formulas, production and manufacturing procedures and standards, techniques, and all analyses, compilations, data, studies, reports or other documents prepared by the receiving party or any of its Representatives containing or based upon, in whole or in part, any such furnished information, whether in written, oral, electronic or other form, but shall not include:

a)

information which, by its nature, is intended for sales promotional purposes;

b)

information in the public domain at the time of the receiving party's receipt of that information from the disclosing party;

c)

information which, after the receiving party's receipt from the disclosing party, becomes a part of the public domain through no act or omission of the receiving party or any of its Representatives;

d)

information which the receiving party can show was lawfully within its knowledge or possession prior to its receipt from the disclosing party;

e)

information received in good faith by the receiving party from a third party, who to the knowledge of the receiving party was lawfully in possession of the information, and who was not under a contractual, legal or fiduciary obligation not to disclose the information;

f)

information developed by the receiving party or its Representatives without using any of the Confidential Information disclosed by the disclosing party; or

g)

information required by law to be disclosed by the receiving party so long as the receiving party provides prior written notice to the disclosing party so that the disclosing party may seek protection of such information prior to disclosure.

10.2

Except to the extent that disclosure is reasonably required to discharge the obligations of the parties under this Agreement, each of the parties agrees that it will hold all Confidential Information in confidence and will not disclose any such Confidential Information to any person other than their respective Representatives whose duties justify their need to know the Confidential Information for the purposes of fulfilling their respective obligations under this Agreement, provided that the parties shall have first notified their respective Representatives of the obligations under this Agreement with respect to the Confidential Information and the restrictions on its use.  Each of the parties shall direct each of their respective Representatives to exercise a level of care sufficient to preserve the confidentiality of the Confidential Information and shall direct each such person to abide by the terms and conditions of this Agreement, and will take all reasonable steps, including the obtaining of suitable undertakings, to ensure that the Confidential Information is not disclosed by any of such person to any person or used in a manner contrary to this Agreement.

10.3

Subject to the provisions of Section 2.2, SJ Pharma may grant sublicenses to third parties provided that: (i) the licences granted to such sublicensees are not inconsistent with the licences granted to SJ Pharma under this Agreement and each sublicensee executes a sublicense agreement which contains confidentiality provisions on substantially the same terms as set forth herein.

10.4

Each of the parties agrees that it shall not use any Confidential Information, directly or indirectly, for any purpose whatsoever other than to fulfill its obligations as defined herein, without first obtaining the prior written consent of the disclosing party.  Without limiting the generality of the foregoing, each of the parties agrees that it will not use any Confidential Information for any improper purpose.

10.5

Without intending to limit the remedies available to each party, each party acknowledges that damages at law will be an insufficient remedy to the other party in view of the irrevocable harm which will be suffered by the other party if it violates the terms of this Section  10 and each party hereby agrees that the other party may apply for and have injunctive relief in any court of competent jurisdiction specifically to enforce any such covenants upon the breach or threatened breach of any such provisions.

10.6

No party shall at any time, without the prior written consent of the other party, disclose, publish or otherwise make known any of the terms and conditions of this Agreement, except as may be required under applicable securities laws or stock exchange rules or policies.  For greater certainty, the parties acknowledge that Stellar and SJ Pharma will issue simultaneous press releases which language has been mutually approved by the parties pursuant to this section in respect of the transactions contemplated hereby on or about the Effective Date.

10.7

 Non-competition

10.7.1

During the term of this Agreement and any renewal thereof and during the period of five (5) years following the date of expiration, non-renewal or termination of this Agreement for any reason whatsoever, none of SJ Pharma, its sub-licensees, designates, importers or promoters or affiliates shall market or sell any products competitive with the Products in the Territory or assist any third party to market or sell any such competitive products.  For purposes of this section, “products competitive with the Products” shall be defined as viscosupplements.  SJ Pharma shall ensure that all agreements with sublicenses granted pursuant to this Agreement contain a similar non-competition provision.

10.7.2

During the term of this Agreement and any renewal thereof, none of Stellar, its sub-licensees, designates, importers or promoters or affiliates shall market or sell any products competitive with the Products in the Territory or assist any third party to market or sell any such competitive products.  For purposes of this section, “products competitive with the Products” shall be defined as viscosupplements.  Stellar shall ensure that all agreements with sublicenses contain a similar non-competition provision.

§11

Term and Termination

11.1

The term (“Term”) of this License Grant shall commence on the Effective Date and shall continue for a period of twenty (20) years and be renewable at SJ Pharma’s option for an additional twenty (20) years, unless earlier terminated pursuant to Sections 11.2, 11.3, 11.4 or 11.7.

11.2

Stellar shall have the right to terminate this Agreement, without prejudice to the enforcement of any other legal right or remedy, immediately in the event of the default in the due and punctual payment of any amount payable under this Agreement by SJ Pharma to Stellar when and as same shall become due and payable, and such default shall continue for a period of thirty (30) days after written notice thereof has been given by Stellar to SJ Pharma.

11.3

Either party shall be entitled at any time, by written notice to the other, to terminate this Agreement immediately if the other party commits or permits a material breach or default of any of the provisions of this Agreement or the Supply Agreement and fails to remedy or cure such breach or default within sixty (60) days after receipt of written notice by the non-breaching party.

11.4

Either party shall be entitled at any time, by written notice to the other, to terminate this Agreement immediately if (i) the other party makes an assignment for the benefit of its creditors; (ii) the other party is adjudicated bankrupt or becomes voluntarily or involuntarily subject to any proceedings for the benefit of its creditors, or (iii) a receiver of the property of the other party is appointed or if any judgment or execution against it or its property remains unsatisfied for such period which would permit its property or any substantial part thereof to be sold.

11.5

Upon termination of this Agreement fro any reason the following shall apply:

a)

Subject to the terms of this Agreement, SJ Pharma shall immediately:

(i) cease marketing and selling the Products in the Territory,

(ii) the use of the Methods and Technical Know-How and the Proprietary Marks (including any colourable imitations thereof) and any other designations or marks associating SJ Pharma with Stellar or the Products.  SJ Pharma and its affiliates and their respective officers, directors, employees, agents, consultants and sublicenses shall cease displaying and using all signs, stationery, letterheads, packaging, forms, marks, manuals, bulletins, instruction sheets, printed matter, advertising and other physical objects used from time to time in connection with the Products or containing or bearing the Proprietary Marks and shall not thereafter operate or do business under any name or in any manner that might tend to give the general public the impression that it is associated with Stellar or the Products;

b)

SJ Pharma and its affiliates and their respective officers, directors, employees, agents, consultants and sublicensees shall have no further rights to sub-licence, market or sell, directly or indirectly, the Products;

c)

SJ Pharma shall forthwith deliver to Stellar original copies of all documents and records in its and its sub-licensees possession in connection with regulatory approvals or marketing authorizations applied for or obtained in the Territory referred to in Section 2.1;

d)

Unless the termination of this Agreement was due to a breach by SJ Pharma, SJ Pharma shall destroy any unsold Products and would be compensated at the price paid previously by SJ to Stellar for such products or, if permitted by Stellar, SJ Pharma may sell all Products held in inventory or in the process of production at the time of such expiration or termination, provided that SJ Pharma shall pay to Stellar all amounts which would have been required to be paid under this Agreement through the date of final sale of all Products; and

e)

Unless the termination of this Agreement was due to a breach by Stellar and to the greatest extent permitted by applicable law, all in-Territory Product licenses, registrations or marketing authorizations will be transferred to Stellar whether these are held in the name of SJ Pharma, its sub-licensees, designates, importers or promoters.  SJ Pharma will not seek payments from Stellar for these assignments but it shall be the responsibility of Stellar to pay or have its designee pay all required government fees and costs associated with such assignments.

11.6

The parties acknowledge and agree that any alleged or actual breach of the Supply Agreement shall not be, and shall not be construed to be, a breach of this License Agreement.  Any alleged or actual breach of the Supply Agreement shall have no effect on this License Agreement which shall remain in full force and effect pursuant to the terms herein.

11.7

The parties acknowledge that the Product has not been approved by the FDA for marketing, sale and distribution in the Territory as of the Effective Date.  In the event the Product is not approved by the FDA by July 1, 2006 or in the event that costs related to the clinical trials necessary for the Product’s approval by the FDA exceed One Million Dollars ($1,000,000.00), SJ Pharma may elect to terminate this Agreement and all rights to the Product shall revert back to Stellar pursuant to the terms of this Agreement.

§ 12

Insurance

12.1

SJ Pharma shall, at its sole cost and expense, take out and keep in full force and effect throughout the term of this Agreement and any renewal thereof, such insurance coverage as required by applicable laws in the Territory, protecting as named insured SJ Pharma against loss or damage occurring in connection with the handling and sale of the Products by SJ Pharma. All costs in connection with the placing and maintaining of such insurance shall be borne solely by SJ Pharma. SJ Pharma shall enforce its sub-licensees to take out and keep in full force and effect for the Term of this Agreement such insurance coverage as required by laws in the Territory protecting against loss or damage occurring in connection with the handling and sale of the Products. All costs in connection with the placing and maintaining of such insurance shall be borne solely by SJ Pharma or its sub-licensees, at the sole discretion of SJ Pharma.

Stellar shall, at its sole cost and expense, take out and keep in full force and effect throughout the term of this Agreement and any renewal thereof, such insurance coverage as required by applicable laws, protecting as named insured Stellar against loss or damage occurring in connection with the manufacture, handling and sale of the Products by Stellar. All costs in connection with the placing and maintaining of such insurance shall be borne solely by Stellar. Stellar shall enforce its Approved Manufactures to take out and keep in full force and effect for the Term of this Agreement such insurance coverage as required by applicable laws protecting against loss or damage occurring in connection with the manufacture, handling and sale of the Products. All costs in connection with the placing and maintaining of such insurance shall be borne solely by Stellar or its sub-licensees, at the sole discretion of Stellar.

12.2

Copies of all policies or certificates of insurance and any renewals thereof, shall be delivered promptly to a party upon request by the other party from time to time throughout the term of this Agreement and any renewal thereof.

§ 13

Indemnification and Liability

13.1

SJ Pharma shall defend, indemnify and hold harmless Stellar from and against all losses, liabilities and expenses (including reasonable attorneys' fees) for personal injury or property damage to a third party arising out of the use of the Products marketed by SJ Pharma, its affiliates or sub-licensees insofar as any such claim for loss, liability and expense is based upon the wilful misconduct or negligence of SJ Pharma, its affiliates or sub-licensees in the handling and marketing of such Product. For greater certainty, in no event shall SJ Pharma have any liability (whether direct or indirect, in contract or tort or otherwise) to Stellar or any other person asserting claims on behalf of or in right of Stellar hereunder which have resulted primarily from the negligence or wilful misconduct of Stellar or its representatives.  Stellar shall give SJ Pharma prompt written notice of any such claim. SJ Pharma shall be entitled to assume complete control of the defence of such claim.  Stellar shall render such assistance to SJ Pharma as may be reasonably requested by SJ Pharma and SJ Pharma shall reimburse Stellar for its reasonable out-of-pocket expenses incurred in rendering such assistance.

13.2

Stellar shall defend, indemnify and hold harmless SJ Pharma from and against all losses, liabilities and expenses (including reasonable attorneys' fees) for (i) personal injury or damage arising out of the use of the Products, provided the claim for such loss, liability and expense is based upon product liability or the wilful misconduct or negligence of Stellar, its affiliates or licensees in the Specifications, the Methods and Technical Know-How, Improvements, manufacture or marketing of such Product or (ii) any suit or proceeding brought against SJ Pharma insofar as such suit or proceeding is based on a claim that the Methods and Technical Know-How and Improvements to any Products (save to the extent that the Products concerned, or any part thereof, has been developed as a result of additional technology methods or compositions of SJ Pharma) constitutes an infringement of any patent, copyright, trade secret or other intellectual property right of any person other than Stellar or SJ Pharma.  For greater certainty, in no event shall Stellar have any liability (whether direct or indirect, in contract or tort or otherwise) to SJ Pharma or any other person asserting claims on behalf of or in right of SJ Pharma hereunder which have resulted primarily from the negligence or wilful misconduct of SJ Pharma or its representatives.  SJ Pharma shall give Stellar prompt written notice of any such claim. Stellar shall be entitled to assume complete control of the defence of such claim.  SJ Pharma shall render such assistance to Stellar as may be reasonably requested by Stellar and Stellar shall reimburse SJ Pharma for its reasonable out-of-pocket expenses incurred in rendering such assistance.

§ 14

Force Majeure

The parties hereto shall not be liable for any damage if the performance of all or parts of this Agreement is hindered or prevented by unforeseen causes beyond the performing party's control and without its fault or negligence, including but not limited to acts of God or of public enemy, acts of terrorism, nuclear incidents, acts, laws, orders or regulations of any government or department or agency thereof acting in either its sovereign or contractual capacity, fires, floods, epidemics, quarantine restrictions, strikes, work stoppages, slowdowns or other job actions, freight embargoes, shortages of fuel or other items, delays in transportation, boycotts, unusually severe weather and riots, insurrections, revolutions, wars or other civil or military disturbances.

§ 15

Entire Agreement

This Agreement and the Supply Agreement constitutes the entire agreement between the parties hereto with respect to the subject-matter herein contained, and the execution thereof has not been induced by, nor do either of the parties hereto rely upon or regard as material, any representations or writings whatsoever not incorporated herein and made a part hereof.  This Agreement shall not be amended, altered or qualified except by an instrument in writing, signed by each of the parties hereto and any amendments; alterations or qualifications hereof shall not be binding upon or affect the rights of any party who has not given its written consent as aforesaid. All other previous agreements or arrangements between the parties, written or oral, relating to the subject matter hereof are hereby cancelled and superseded, except for the Confidentiality Agreement dated as of November 26, 2003 between the parties.

§ 16

Counterparts

This Agreement may be executed by the Parties in separate counterparts each of which when so executed and delivered in original form or by facsimile transmission shall be an original, but all such counterparts shall together constitute one and the same instrument, and shall be equally valid and binding on the parties.

§ 17

Notices

All notices, requests, demands or other communications made by the terms hereof required or permitted to be given by one party to the other shall be given in writing by personal delivery or sent by (a) registered or certified mail, return receipt requested; (b) a nationally-recognized courier service guaranteeing next-day delivery, charges prepaid; or (c) facsimile transmission (with the original promptly sent by any of the foregoing manners), addressed to such other party or delivered to such other party as follows:

If to SJ Pharma:	SJ Pharmaceuticals, Inc. 340 Edgemont Avenue, Suite 500 Bristol, TN 37620 USA Attention: General Counsel Facsimile: (423) 989-7226

If to Stellar:	Stellar International Inc. 82 Wellington Street South, Suite 201 London, Ontario N6B 2K3 Canada Attention: President Facsimile: (519) 434-4382

or to such other address as the addressee may have specified by a written notice given under this provision.  Any such notice or other communication shall be deemed to have been given when received, or three days after it is sent by such registered or certified mail or, if sent by facsimile transmission, shall be deemed to have been given when the appropriate answerback is received.

§ 18

Severability

Should any of the provisions of this Agreement be or become unenforceable or invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining provisions of the Agreement and such unenforceable or invalid portion shall be severable from the remainder of this Agreement.

§ 19

Waiver

The failure at any time to require performance of any provision of this Agreement shall not affect the full right to require performance at any later time.  The waiver of a breach of any provision of this Agreement shall not constitute a waiver of the provision or of any succeeding breach.

§ 20

No Assignment

Except as otherwise permitted by this Agreement, this Agreement may not be assigned by either party without the prior written consent of the other party, such consent not to be unreasonably withheld, and shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

§ 21

Partnership, Agency Denied

This Agreement does not and shall not be construed to create any partnership, joint venture or agency whatsoever as between the parties and neither party shall, by reason of any provision herein contained, be deemed to be the partner, joint venturer, agent or legal representative of the other nor shall either have the ability, right or authority to assume or create, in writing or otherwise, any obligation of any kind, express or implied, in the name of or on behalf of the other party.

§ 22

Headings

The division of this Agreement into articles and sections is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

§ 23

Currency

All monetary amounts stated in this Agreement are expressed in United States of America currency.

§ 24

Interpretation

24.1

In this Agreement, words importing the singular number include the plural and vice versa and words importing gender include all genders;

24.2

The division of this Agreement into Articles, Sections and Subsections and the insertion of headings are for convenience of reference only and shall not affect its construction or interpretation;

24.3

References to a specified Section or Schedule shall be construed as references to that specified Section of or Schedule to this Agreement unless the context otherwise requires;

24.4

Capitalized words in this Agreement, unless otherwise defined, shall have the meaning assigned to them by this Agreement;

24.5

In the event that any action to be taken under this Agreement falls on a day which is not a Business Day, then such action shall be taken on the next succeeding Business Day;

24.6

Any amount to be paid by one party to another pursuant to this Agreement shall be paid by cheque payable to the party to whom such amount is due.  Unless otherwise specified, the word dollar and the $ sign refer to United States of America currency.

§ 25

Applicable Law/Jurisdiction

This Agreement is construed in accordance with and shall exclusively be governed by the laws of the State of Tennessee, United States of America.  All disputes arising out of or relating to this Agreement shall be submitted to the exclusive jurisdiction of the courts of the State of New York, United States of America.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SJ Pharmaceuticals, Inc.	Stellar International Inc.

By: /s/ John M. Gregory	By: /s/ Peter Riehl
John M. Gregory	Peter Riehl
President and Chief Executive Officer	President

Appendix 1

 Introduction:

The Regulatory Dossier is that set of documents that contains confidential information submitted to Medical Device Bureau of Therapeutic Products Directorate, Health Canada for the purpose of Product sales in Canada.  The Regulatory Dossier is and shall at all times remain the property of Stellar.

NeoVisc® is registered in Canada as medical device and its Regulatory Dossier contains but is not limited to the following: 1. design control information, 2. manufacturing information and  3. safety and efficacy information.

Information and documentation, including, but not limited to, the information contained in the Regulatory Dossier will be submitted to local governments or regulatory authorities for the purpose of the registration of NeoVisc® Product in the Territory.  SJ will keep Stellar informed concerning the progress with the government or regulatory registrations.  Upon request by Stellar, SJ will provide copies of these government or regulatory registrations before their submission.  These regulatory documents would include the following:

1.

Design Control

•

Design inputs

•

Design outputs

•

Design review

•

Design verification

•

Design validation

•

Design transfer

•

Design change

•

Design history file

2.

Manufacturing Information

•

Quality system procedures

•

Production flow

•

Use of standards

•

Purchasing controls

•

Production and process controls

•

Inspection and test equipment calibration

•

Process validation

•

Receiving and acceptance activities

•

Final acceptance activities

•

Nonconforming products

•

Corrective and preventive action

•

Complaint files

3.

Safety and Efficacy summary on the basis of the published articles

•

Preclinical information

•

Clinical articles

Appendix 2

Regulatory Approval Team

Composition and Responsibilities

To be determined after the Effective Date based on the parties’ discussions with the FDA